VALUE LINE, INC.
VALUE LINE DISTRIBUTION CENTER, INC.
VALUE LINE PUBLISHING, INC.
EULAV SECURITIES, INC.
EULAV ASSET MANAGEMENT, LLC
COMPUPOWER CORPORATION
VALUE LINE FUNDS

CODE OF ETHICS REGARDING
SECURITIES TRANSACTIONS
AND INSIDER TRADING POLICY

This organization is one of the most complex in the investment business. The diversity of its activities, including the publication of The Value Line Investment Survey and other services, and the management of mutual funds and asset management accounts, raises special problems regarding areas in which conflicts of interest may arise between the overall organization and its directors, officers and employees on the one hand, and subscribers to the services, shareholders of the funds, and asset management clients, on the other.

Ethics and law place a heavy burden on an investment firm and its officers, directors and employees. They are, together, in a position of trust in which the highest standards of integrity at all times must be maintained. It is the duty of Value Line's management and employees to ensure that the private financial or other transactions of all employees are conducted so as not to conflict with the interest of subscribers, shareholders and clients with whom the organization is in a relationship of trust. The interests of such subscribers and investors are specifically protected by the Securities and Exchange Commission and other governmental authorities and the consequences of an improper transaction by an officer, director or employee are most serious for everyone concerned.

It is the duty of Value Line's management and employees to protect Value Line and its officers, directors and employees by establishing procedures to be followed by all personnel in their private transactions. Much thought has been given to working out solutions that are practical and realistic. The rules and procedures that have been established are similar to those that have been adopted by a number of other firms in the securities business.

1.	CONFIDENTIALITY; INSIDER TRADING RULES APPLICABLE TO OFFICERS, DIRECTORS AND EMPLOYEES

Value Line's senior management wishes to emphasize, in the strongest possible manner, the paramount necessity for exercising the greatest discretion in divulging confidential information. Depending on their functions in the organization, officers, directors and employees have access to, or may become aware of, confidential information to a greater or lesser degree. It is not possible to give an exhaustive list of what material is confidential, and common sense must be applied to the circumstances, but the following matters must always be treated as strictly confidential:

(a)	the name of Stock Highlights prior to the time when subscribers to Value Line's Services have had a reasonable time to act on a recommendation;

(b)	the name of a Special Situation after selection for publication in a Value Line Service and prior to the time when the trading room removes the stock from its restricted list;

(c)	all Value Line Select recommendations prior to the time when the information has been made available to subscribers to that Service;

(d)	any information regarding, or connected with the purchase or sale of securities for any of the Value Line Funds or for any asset management client;

(e)	any information privately tendered to any person in the Value Line organization that, if or when publicly known, would be likely to affect the price of a security.

All officers, directors and employees must not use, reveal or discuss any confidential information with any person outside Value Line unless they are specifically authorized to do so by the Chief Executive Officer (“CEO”) of Value Line, Inc. for a particular business reason; and officers, directors and employees must not disclose confidential information to any other  member of the organization unless it is clearly necessary for such person to be informed. Any information relating to Value Line, Inc., its subsidiaries or the Value Line Funds prior to its release to the public must be considered to be confidential information.

Officers, directors and employees must not buy, sell, tip, recommend or suggest that anyone else buy, sell or retain, the securities of any company (including Value Line, Inc.) while in possession of inside information regarding such company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts or for family members or friends when in possession of inside information. In short, "inside information" means non-public information (information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell, or retain a security.

The unauthorized disclosure of confidential inside information is always wrong and may have the most serious consequences. Any breach of this rule will be regarded as a serious contravention of company regulations.

2.	TRADING AND OTHER RULES APPLICABLE TO OFFICERS AND EMPLOYEES

(a)	Employees, including officers, are:

(i)
forbidden to act as investment advisers, to operate any security account management service, or to give any investment advice to any person for profit or benefit; whether direct or indirect, without the express prior written authorization of the CEO of Value Line, Inc.

(ii)
forbidden to trade against the interest of subscribers to any of the  Value Line Services, asset management clients, or any Value Line Funds, for their own account or benefit, whether direct or indirect,  or for the account or benefit, whether direct or indirect, of any  other person.

(iii)
forbidden to recommend any securities transaction to any Value Line Fund or asset management account without having disclosed in writing his interest, if any, in the securities or the issuer thereof  to Value Line's Chief Compliance Officer, Legal Counsel and CEO.

(iv)	forbidden from serving on the Board of Directors of any publicly traded company without the express prior written authorization of the CEO of Value Line, Inc.

(v)
forbidden from purchasing any security until 7 calendar days after all transactions for a Value Line Fund or asset management account have been completed for that security; forbidden from selling any security until at least 7 calendar days after all  transactions for a Value Line Fund or asset management account have been completed for that security (see 2(a)(x) below). A portfolio manager may not purchase or sell a security for his or her own account within 7 calendar days before or after all transactions for a Value Line Fund or asset management account have been completed for that security not only if he/she acts as a portfolio manager for that Fund or account but also if he/she is a member of the portfolio management team for that Fund or account. The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the officer, employee, his/her spouse, minor child, other household members, accounts subject to the officer's or employee's discretion and control and other accounts in which the officer or employee has a beneficial interest.

(vi)
forbidden from purchasing any security that has been selected or is about to be recommended as a special recommendation or Stock Highlight by any of the Value Line Services or if its Timeliness or Performance Rank is being upgraded by one of the Services until at least 1 business day after Publication of the Service.

(vii)
forbidden from selling any security if its Timeliness or Performance Rank is being downgraded or if a Value Line Service is recommending that it be sold until at least 1 business day after Publication. "Publication" refers to the date of publication appearing on a Service.

(viii)	prohibited from participating in initial public offerings or purchasing or selling options. Purchases of new issues are allowed only in the secondary markets.

(ix)	prohibited from acquiring securities in a limited offering without the express prior written authorization of the CEO of Value Line, Inc.

(x)
required to not sell securities purchased for themselves or for accounts in which they have a beneficial interest, until at least 30 days after purchase.  Further, in all cases, permission must be obtained from the Trading and Compliance departments before the sale transaction can be placed.  Depending on trades being made by the Value Line Funds, by asset management accounts or pending rank changes – permission from Trading and Compliance may be denied thus resulting in requiring that the security be held more than 30 days.

(xi)
prohibited, without the express prior written authorization of the  CEO of Value Line, Inc., from accepting any offer made by any  person whereby the officer or employee would be enabled to purchase or sell any security at a price, or under other conditions, more favorable than those obtainable at the time by the general public.

(xii)
prohibited from receiving or giving any gift other than a gift of a value of less than $100 to or from any person that does business with Value Line, any of its subsidiaries or any of the Value Line Funds.

In addition, with rare exceptions, as set forth in Section 3, all personal securities transactions must be cleared in advance by the Compliance and Trading Departments.

3.	PRE-CLEARANCE OF TRADES APPLICABLE TO OFFICERS AND EMPLOYEES

No officer or employee may engage in any transaction in any security without  advance notification to and clearance by both the Trading and Compliance Departments,  except as set forth below.  If clearance is denied, this fact should be considered as confidential information and must not be disclosed.

The fullest assistance will always be given to any employee who is in doubt as to whether a particular transaction would contravene either the general prohibitions set out in Section 1 or any of the specific rules set forth in Section 2. Employees and officers are urged in any case where they have the slightest doubt as to the propriety of a transaction, to refer it to Value Line's  Chief Compliance Officer or Chief Legal Counsel.

Provided the standards of Sections 1 and 2 are met, the following transactions are exempted from the pre-clearance requirement:

(a)	transactions effected in any account in which the employee has no direct or indirect influence or control or beneficial interest;

(b)	transactions in securities that are direct obligations of the United States;

(c)	purchases of shares in automatic dividend reinvestment programs;

(d)	transactions in the shares of any registered open-end investment company (mutual fund);

(e)	transactions in banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

4.	REPORTING OBLIGATIONS APPLICABLE TO OFFICERS, DIRECTORS AND EMPLOYEES

The Securities and Exchange Commission requires Value Line, Inc. and other investment advisers to obtain from officers, directors and employees, and to maintain records of, particulars  of their securities transactions and of other transactions in securities in which they may be  considered to have a beneficial interest.

(a)	All Officers and Employees of Value Line, Inc.

Duplicate Brokerage Confirmations and Statements. In order to comply with the  reporting requirements, officers, and employees of Value Line, Inc. must (i) instruct the broker  dealer or bank with or through whom a security transaction is effected in which such person has,  or by reason of such transaction, acquires any direct or indirect beneficial ownership of a security to furnish duplicate copies of transaction confirmations and statements of account at the same time that such statements are sent to the officer or employee and (ii) report in writing by May 30 of each calendar year to the Compliance Department that such person has either forwarded all brokerage statements with respect to transactions or had no transactions during the previous year.

The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the reporting person, his/her spouse,  minor child, other household members, accounts subject to the reporting person’s discretion and control and other accounts in which the reporting person has a beneficial interest.

Every such transaction is to be reported, whether or not it is affected directly or  indirectly. Examples of transactions in securities that indirectly benefit a person above include transactions that entitle such person to any of the rights or benefits of ownership even though he or she is not the owner of record. In addition to the family situations mentioned above, beneficial ownership may also occur where such person acquires or disposes of securities in the capacity of trustee, executor, pledgee, agent or in any similar capacity, or where any such person has a  beneficial interest in the securities under a trust, will, partnership or other arrangement, or  through a closely held corporation.

(b)	Access Persons [See 9(a)]

(1)  Holding Reports.  Each “access person” (including directors who are access persons) must submit to the Compliance Department a report of the access  person’s current securities holdings.  The report must initially be submitted no  later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person  became an access person.  Subsequently, holdings reports must be provided to the Compliance Department by May 30 of each year and the information must be  current as of a date no more than 45 days prior to the date the report was submitted. Each holdings report must contain, at a minimum:

(i)
the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(iii)	the date the access person submits the report.

(2)  Transaction Reports.  Each access person must submit to the Compliance Department quarterly securities transactions reports.  Each access person must  submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.  Each transaction report must contain, at a minimum, the following  information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership that meet the following requirements (provided that if such information is included in the duplicate brokerage statement provided as required above, the transactions are not required to be separately reported in the quarterly report):

(i)
the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date the access person submits the report.

(3)  The following access persons are not permitted to purchase shares of any fund for which Value Line or any of its affiliates serve as an investment adviser or subadviser (other than through the Value Line, Inc. Profit Sharing and Savings Plan):  Fund portfolio managers, the Fund’s Chief Compliance Officer or any member of the Compliance Department, Trading Department or Fund Accounting Department.  All other access persons must report transactions in Value Line Mutual Funds to the Compliance Department within 30 days after the transaction.

(c)	Directors

(1)           Independent Directors other than Outside Fund Directors. Outside Value Line Fund directors and Value Line, Inc. directors who are not employees of Value Line, Inc. or their subsidiaries are not required to comply with Section 4(a).

(2)           Outside Fund Directors. Provided that a Director of the Value Line Funds (who is not an interested person of a Fund or otherwise an officer, director or employee of Value  Line, an “Independent Director”) does not have Current Access to portfolio holdings or trading activity, the personal trading by such Independent Director shall not be subject to the restrictions or reporting obligations in this Code.  For purpose of this Code, an Independent Director will  only be deemed to have Current Access to portfolio holdings or transactions if such Independent Director knew, or "in the ordinary course of fulfilling his or her official duties as a Fund director, should have known," that during the 15 days before or after the date of a transaction by the  director, the security is or was purchased or sold by a Value Line Fund, or was being considered by a Value Line Fund or Value Line, Inc. for purchase or sale.  In any event, the provisions of  Sections 2 and 3 of this Code do not apply to Independent Directors.

(3) All directors are forbidden from knowingly trading against the interest of an asset management account or any Value Line Fund(s).

(d)	Exceptions From Reporting Requirements

An access person shall not be required to submit:

(1) any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(2) a transaction report with respect to transactions effected pursuant to an automatic investment plan; and

(3) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the access person has provided to the Compliance Department if received no later than 30 days after the end of the applicable calendar quarter.

5.	REPORTING VIOLATIONS AND CONFIDENTIALITY

(a)	Reporting Violations. All officers, directors and employees are required to report any violations of this Code that come to their attention to the Compliance Department.

(b)
Confidentiality.  Information obtained from any officer, director or employee hereunder will normally be kept in strict confidence by Value Line, Inc., but may under certain circumstances be provided to third parties.  For example, reports of securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in Value Line, Inc.’s discretion be made available to other civil and criminal authorities.  In addition, information regarding violations of this Code may be provided to clients or former clients of Value Line, Inc. or its subsidiaries.

6.	RECORD KEEPING REQUIREMENTS

Value Line, Inc and the Value Line Funds shall maintain and preserve in an easily accessible place:

1.	a copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

2.	a record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

3.
a copy of each report submitted under this Code of Ethics for a period of five years (only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place);

4.	a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

5.	the names of any person, other than the Chief Compliance Officer, who is serving or who has served as review officer or alternative review officer within the past five years.

7.	ANNUAL REVIEW BY VALUE LINE FUNDS

The Compliance Department must prepare an annual report to the Board of the Value Line Funds setting forth the following information relating to compliance with this Code of Ethics during the previous year:

(a)
A summary of existing procedures concerning personal investing and, for the Board’s approval, any changes in the procedures made during the past year, provided however, that any material change to this Code of Ethics must be presented to the Board for approval within six months of such change;

(b)	A report of any violations requiring significant remedial action during the past year;

(c)	A summary of any recommended changes, for the Board’s approval, in existing restrictions or procedures; and

(d)	A certification that Value Line Inc. has adopted procedures which are reasonably necessary to prevent access persons from violating this Code.

8.	AMENDMENTS TO THE CODE

Any material amendment to this Code of Ethics must be approved by the Board of the Value Line Funds within six months of such amendment.

9.	DEFINITIONS

The following terms used in this Code have the meanings set forth below:

(a)	Access person means any officer, director or employee:

(i)	who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

(ii)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(b)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

(c)
Beneficial ownership is interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(d)	Fund means an investment company registered under the Investment Company Act.

(e)
Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(f)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Regulation D.

(g)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(h)	Reportable fund means any fund for which Value Line or any of its affiliates serve as an investment adviser or subadviser.

(i)	Reportable security means a security as defined in Section 202(a)(18) of the Investment Advisers Act, except that it does not include:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by money market funds;

(iv)	shares issued by open-end funds other than reportable funds; and

(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

* * *

The provisions of this Policy Statement must be strictly observed. Violations of this policy will be grounds for appropriate disciplinary action, including, in the case of officers and employees, dismissal. Pre-clearance and reporting of personal securities transactions do not relieve anyone from responsibility for compliance with the proscriptions against insider trading and tipping described in Section 1.

The Legal and Compliance Departments of Value Line shall be responsible for the interpretation and enforcement of this Policy Statement and Code of Ethics.

PLEASE READ THE FOLLOWING MEMORANDUM, SIGN IT AND RETURN ONE COPY TO HUMAN RESOURCES AND RETAIN ONE COPY FOR YOUR OWN FILES.

(B) ACKNOWLEDGMENT

The undersigned has reviewed Value Line, Inc.'s Code of Ethics regarding Securities Transactions and Insider Trading Policy ("Code of Ethics"). The undersigned fully understands the procedures set forth in the Code of Ethics. The undersigned understands and agrees that all transactions in a security must be cleared in advance by both the Trading and Compliance Departments and that said clearance is only valid for the day it is received. Also, all employees with brokerage accounts are required to have the brokerage firm furnish duplicate confirmations and monthly or if applicable, quarterly, statements to the Compliance Department.

THE UNDERSIGNED UNDERSTANDS THAT HIS OR HER FAILURE TO COMPLY WITH THE PROVISIONS OF THE CODE OF ETHICS MAY LEAD  TO HIS OR HER DISMISSAL, AS WELL AS THE IMPOSITION OF  CRIMINAL AND/OR CIVIL, PENALTIES.

If the undersigned has a question as to (i) whether certain information is material and  non-public, (ii) the applicability or interpretation of any of the procedures contained in  the Code of Ethics or (iii) the propriety of any action, he or she shall discuss such issues  with the Chief Compliance Officer or Chief Legal Counsel prior to trading or communicating the information to anyone.

Please indicate your agreement with respect to the foregoing by signing this Acknowledgment and returning it to the Human Resources Department.

DATED:	PRINT YOUR NAME:

SIGN YOUR NAME: